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                                                                    EXHIBIT 23.1




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of National Energy Group, Inc. pertaining to the Alexander Energy Corporation 1986 Incentive Stock Option Plan, as amended, and the Alexander Energy Corporation 1993 Stock Option Plan of our report dated March 27, 1996 with respect to the financial statements of National Energy Group, Inc. and our reports dated September 12, 1995 with respect to the statements of operating revenues and direct operating expenses of the Mustang Island Interest, the Oak Hill Interest and the Enron Interest included in the Prospectus of National Energy Group, Inc. dated August 9, 1996 filed with the Securities and Exchange Commission.



                                        ERNST & YOUNG LLP

Dallas, Texas
September 24, 1996